(m)(4)(ii)

AMENDED SCHEDULE 1

with respect to

VOYA SERIES FUND, INC.

THIRD AMENDED AND RESTATED

SHAREHOLDER SERVICES PLAN

CLASS O SHARES

Name of Funds

Voya Capital Allocation Fund

Voya Corporate Leaders® 100 Fund

Voya Government Money Market Fund

Voya Mid Cap Research Enhanced Index Fund

Voya Small Company Fund

Date last updated: November 17, 2016